Exhibit 4.37

Equity Transfer Agreement

of

Beijing Cheetah Network Technology Co., Ltd.

Transferor: XU Ming

Transferee: WANG Kun

According to the relevant provisions of the Company Law of the People’s Republic of China and the Articles of Association of Beijing Cheetah Network Technology Co., Ltd., both the Transferor and the Transferee voluntarily sign this Equity Transfer Agreement on July 3, 2018.

The Transferor XU Ming agrees to transfer RMB 5,000,000.00 of capital contribution in money made to Beijing Cheetah Network Technology Co., Ltd. to WANG Kun.

The Transferee WANG Kun agrees to accept RMB 5,000,000.00 of capital contribution in money made to Beijing Cheetah Network Technology Co., Ltd. transferred by XU Ming.

From the date when both Parties affix their signatures, the equity closing has been clearly completed and the Transferor shall assume and enjoy the debts and creditor’s rights incurred prior to the transfer, and the Transferee shall assume and enjoy the debts and creditor’s rights incurred after the transfer.

Transferor:	Transferee:

/s/XU Ming	Stamped with Special Seal for Market Subject Information Inquiry of

Beijing Administration for Industry and Commerce

July 3, 2018